Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Rosemary Hanratty
Director of Marketing & Communications
303 262 4144
Rosemary.Hanratty@startek.com

StarTek, Inc. Reports Second Quarter 2014 Results
10% Year over Year Revenue Growth with Significant Progress on Key Initiatives

GREENWOOD VILLAGE, CO - August 12, 2014 - StarTek, Inc. ("STARTEK") (NYSE:SRT) today announced its second quarter 2014 financial results.

Second Quarter Highlights

•	Revenue diversification improvements with $10.0 million of new business signed in the second quarter, including four new logos; $20.0 million of new business signed and eight new logos year to date;

•
Capacity improvements with the launch of a new Philippine provincial location and the announced closure of Costa Rica; four new locations and the closure of two under-performing locations year to date; and

•	Significant portion of IT Platform initiative moved to implementation phase.

Second Quarter 2014 Financial Results
Second quarter 2014 revenue increased 10.2% compared to the second quarter of 2013, primarily the result of new logos and new lines of business. All segments showed year over year revenue growth, and both the Asia Pacific and Latin America segments had margin improvements. Most notably, Latin America margins improved to 4.5% in the second quarter of 2014 from (1.2%) in the second quarter of 2013. The performance improvements in Latin America are the result of growth in Honduras. Upon the closure of Costa Rica, Latin America margins will become even stronger.

Gross margin decreased from 10.1% in the second quarter of 2013 to 9.3% in the second quarter of 2014. This decrease was primarily due to ramp related and capacity investment costs in all three segments, which penalized second quarter margins by 190 basis points.

Even with revenue growth of 10% year over year, SG&A expenses increased by only $0.1 million compared to the second quarter of 2013 and decreased as a percentage of revenue from 13.0% in the second quarter of 2013 to 11.9% in the second quarter of 2014. The SG&A increase was due primarily to variable costs associated with the increased revenues as well as investments in our healthcare vertical initiative.

The Company had a net loss of $3.3 million, or $0.21 per share, during the second quarter of 2014 as compared to a net loss of $1.3 million, or $0.08 per share, in the second quarter of 2013. Excluding impairment losses and restructuring charges of $2.0 million and $(0.4) million, respectively, the second quarter 2014 net loss was $1.2 million, or $0.08 per share, as compared to a net loss of $1.7 million, or $0.11 per share, during the second quarter of 2013. The restructuring charges of $2.0 million primarily relate to the closure of our Heredia, Costa Rica and Jonesboro, Arkansas facilities as well as the IT related initiatives.

Liquidity and Capital Resources
The Company invested $6.8 million of capital expenditures for new facilities during the first half of 2014, which contributed to the $5.0 million cash reduction from December 31 2013 to June 30, 2014.

“We are pleased with our progress and the underlying trends are positive, even though these results reflect the lumpy nature of this business. During the quarter we shifted to a General Manager organizational structure which has been very well received by clients. We now have resources focused on the core customer support business and the healthcare and emerging services business. The effect of this has been to place accountability for both sales and delivery closer to clients and help assure we succeed in developing healthcare and other services. ” said Chad Carlson, President and CEO. “We are entering the late innings of this significant turnaround story. During the quarter we improved revenue diversification with the addition of new logos, including another healthcare client, continued the transformation of the IT platform, and made significant moves to enhance the health of the capacity footprint. The financial significance of all these efforts will become more evident over the next few quarters. We are optimistic about future operational and financial performance.”
For additional information on revenue and margin, please refer to the Financial Scorecard attached as Exhibit 99.2 to the Current Report on Form 8-K, which includes this press release.

Conference Call and Webcast Details
The Company will host a conference call today, August 12, 2014, at 3:00 p.m. MDT (5:00 p.m. EDT) to discuss second quarter 2014 financial results. To participate in the teleconference, please call toll-free 877.703.6105 (or 857.244.7304 for international callers) and enter “10648205”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About STARTEK
STARTEK is a comprehensive contact center and business process outsourcing service company with employees we call Brand Warriors who for over 25 years have been committed to making a positive impact on our clients’ business results. We do this by improving the customer experience and reducing total cost of ownership through our STARTEK Advantage System. Our mission is to enable and empower our Brand Warriors to promote our clients’ brands every day and bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives. For more information, go to www.startek.com or call +1303.262.4500.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$61,254	$55,576	$124,463	$109,386
Cost of services	55,562	49,955	110,554	99,037
Gross profit	5,692	5,621	13,909	10,349
Selling, general and administrative expenses	7,301	7,198	15,549	14,448
Impairment losses and restructuring charges	2,051	(437)	2,242	(437)
Operating loss	(3,660)	(1,140)	(3,882)	(3,662)
Interest and other income (expense), net	(17)	(31)	(145)	66
Loss before income taxes	(3,677)	(1,171)	(4,027)	(3,596)
Income tax expense (benefit)	(396)	101	(246)	4
Net loss	$(3,281)	$(1,272)	$(3,781)	$(3,600)

Net loss per common share - basic and diluted	$(0.21)	$(0.08)	$(0.25)	$(0.24)

Weighted average shares outstanding - basic and diluted	15,391	15,335	15,384	15,319

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$6,037	$10,989
Trade accounts receivable, net	46,067	43,708
Other current assets	3,839	5,367
Total current assets	55,943	60,064
Property, plant and equipment, net	24,566	22,210
Other assets	6,389	7,443
Total assets	$86,898	$89,717
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$27,140	$28,498
Other liabilities	3,356	3,045
Total liabilities	30,496	31,543
Total stockholders’ equity	56,402	58,174
Total liabilities and stockholders' equity	$86,898	$89,717

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Activities
Net loss	$(3,281)	$(1,272)	$(3,781)	$(3,600)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,614	3,115	4,970	6,184
Gains on disposal of assets	(180)	—	(175)	(12)
Share-based compensation expense	462	391	864	857
Amortization of deferred gain on sale leaseback transaction	(65)	(68)	(129)	(138)
Changes in operating assets & liabilities and other, net	3,311	1,297	(222)	(56)
Net cash provided by operating activities	2,861	3,463	1,527	3,235
Investing Activities
Proceeds from note receivable	160	165	319	330
Purchases of property, plant and equipment	(4,471)	(330)	(6,825)	(1,454)
Proceeds from sale of assets	639	—	639	—
Cash paid for acquisitions of businesses	(201)	(750)	(400)	(1,500)
Net cash used in investing activities	(3,873)	(915)	(6,267)	(2,624)
Financing Activities
Other financing, net	513	27	19	140
Net cash provided by financing activities	513	27	19	140
Effect of exchange rate changes on cash	(273)	81	(231)	61
Net (decrease) increase in cash and cash equivalents	(772)	2,656	(4,952)	812
Cash and cash equivalents at beginning of period	$6,809	$7,339	$10,989	$9,183
Cash and cash equivalents at end of period	$6,037	$9,995	$6,037	$9,995

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release may contain certain non-GAAP financial measures including, 1) Adjusted EBITDA and 2) operating (income) loss or net income (loss) before impairment losses and restructuring charges. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in this press release or below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

Beginning in the third quarter of 2013, STARTEK changed its definition of non-GAAP Adjusted EBITDA to be calculated as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. The change was made in an attempt to clarify for investors our recurring earnings from operations while excluding non-cash items, which are not a result of our core business. This helps investors and analysts assess the strength and performance of our ongoing operations. The change has been applied retroactively to all periods presented.

Management believes that the measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net loss	$(3,281)	$(1,272)	$(3,781)	$(3,600)
Income tax expense (benefit)	(396)	101	(246)	4
Interest expense (income), net	175	6	298	9
Impairment losses and restructuring charges, net	2,051	(437)	2,242	(437)
Depreciation and amortization expense	2,614	3,115	4,970	6,184
Gains on disposal of assets	(180)	—	(175)	(12)
Share-based compensation expense	462	391	864	857
Adjusted EBITDA	$1,445	$1,904	$4,172	$3,005

Operating Loss before Impairment Losses and Restructuring Charges, Net:

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Operating loss	$(3,660)	$(1,140)	$(3,882)	$(3,662)
Impairment losses and restructuring charges, net	2,051	(437)	2,242	(437)
Operating loss before impairment losses and restructuring charges, net	$(1,609)	$(1,577)	$(1,640)	$(4,099)